Exhibit 5.1

2 December 2011	Our Ref: DW/NK/R1585-H06199

China Zenix Auto International Limited

No. 1608, North Circle Road State Highway

Zhangzhou, Fujian Province 363000

People’s Republic of China

Dear Sirs

China Zenix Auto International Limited

We have examined the Registration Statement on Form S-8 to be filed by China Zenix Auto International Limited, a British Virgin Islands business company (the “Registrant”), with the Securities and Exchange Commission (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of an amount of ordinary shares of the Registrant (the “Shares”) for issuance pursuant to its 2011 Share Incentive Plan (the “Plan”).

As British Virgin Islands counsel to the Registrant, we have examined the resolutions of the Board of Directors of the Registrant (the “Board”) and the resolutions of the shareholders of the Registrant, in each case dated 24 February 2011 (together, the “Resolutions”), in connection with the Plan and the issue of the Shares by the Registrant pursuant thereto. We have assumed that the Shares will be issued in accordance with the Plan and the Resolutions.

It is our opinion that the Shares to be issued by the Registrant have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plan and in accordance with the appropriate resolutions adopted by the Board (or any committee to whom the Board have delegated their powers with respect to administration of the Plan) and the appropriate entries entered in the Register of Members of the Registrant, the Shares will be legally issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the British Virgin Islands.

Yours faithfully

/s/ Walkers

WALKERS

WALKERS	Page 2

SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.	The Registration Statement.

2.	The Plan.

3.	The Resolutions.

WALKERS	Page 3

SCHEDULE 2

ASSUMPTIONS

1.	The originals of all documents examined in connection with this opinion are authentic. All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals.

2.	The Resolutions are complete and accurate and constitute a complete and accurate record of the business transacted and resolutions adopted by the Board and the Company and all matters required by law and the Memorandum and Articles of Association of the Company to be recorded therein are so recorded.